EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

trivago N.V.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A shares, nominal value of €0.06 per share, underlying American depositary shares (“ADSs”) (1)	Rule 457(c) and Rule 457(h)	20,526,250	$0.40	$8,210,500	$0.0001476 per dollar	$1,211.87
Total Offering Amounts					$8,210,500		$1,211.87
Total Fee Offsets							—
Net Fee Due							$1,211.87

(1)
The Class A shares may be represented by the Registrant’s American Depositary Shares, or ADSs. Each ADS represents five (5) Class A shares. The Registrant’s ADSs issuable upon deposit of the Class A shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed on November 17, 2023 (File No. 333-214914).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover such indeterminate number of additional shares as may become issuable under the Registrant’s Amended and Restated 2016 Omnibus Incentive Plan (the “Plan”) in connection with any adjustment or anti-dilution provision of the Plan.

(3)
The proposed maximum offering price per Class A share is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act. The per share price is calculated by dividing $2.00 per ADS, the average of the high and low sale prices per share of the ADSs on the Nasdaq Global Select Market on July 10, 2024, which date is within five business days prior to the filing of this registration statement, by five, the number of Class A shares underlying each ADS. The Class A shares only trade on Nasdaq in ADS form.